Exhibit 99.2

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Arthur Hodges		Sandra Curlander
	720-888-6184		720-888-2501

Level 3 Completes Offering of $345 Million

Of 5.25% Convertible Senior Notes

BROOMFIELD, Colo., December 2, 2004 — Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that it has completed the offering of $345 million aggregate principal amount of its 5.25% Convertible Senior Notes due 2011 (the “Notes”) in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933. The final offering amount included the exercise by the initial purchasers in full of their option to purchase up to an additional $25 million aggregate principal amount of the Notes. The Notes are convertible into shares of Level 3’s common stock at an initial conversion price of $3.984 per share.

Level 3 used a portion of the net proceeds from the offering of the Notes, together with borrowings under a new $730 million senior secured term loan that its subsidiary, Level 3 Financing, Inc., completed today, to fund the purchase of certain debt securities due 2008 pursuant to Level 3’s previously announced debt tender offers. The settlement of the debt tender offers will be completed today.

In addition, Level 3 used a portion of the net proceeds from the offering of the Notes to enter into bond hedge and warrant transactions with respect to its common stock. The transactions are designed to enable the company to limit dilution from the conversion of the Notes. The transactions effectively increase the conversion premium to approximately 80.7%. The cost of the bond hedge and warrant transactions is approximately 17.8% of the gross proceeds from the offering of the Notes.

The Notes were not registered under the Securities Act of 1933, as amended or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company’s target markets. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.